Exhibit 99.1

BEN-GURION AIRPORT, TEL-AVIV, AWARDS OMNIQ TO DEPLOY ITS FINTECH SOLUTION OFFERING OMNIQ’S SELF ORDERING KIOSKS FOR TAXI SELF ORDERING/RESERVATIONS

●	Initial order received for thirty of omniQ’s Kiosks. Enabling omniQ’s Fintech payment solution and its quick Taxi reservation functionality. omniQ’s solution allows passengers to immediately after landing, reserve rides avoiding long wait time, saving time and improving customer service.
●	omniQ’s customer, GETT, won the exclusive rights to perform the rides and pick up passengers from the Airport to anywhere in Israel.
●	Another omniQ Fintech solution offering unique automation, improving customer experience, saving time and money.
●	Ben Gurion (Tel Aviv) Airport is the main gate from Israel to the world, serving approximately 20 Million passengers per year.

SALT LAKE CITY, March 14, 2024, (GLOBE NEWSWIRE) — In a significant stride towards revolutionizing the travel experience at Ben Gurion Airport, OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a leading provider of Artificial Intelligence (AI)-based and sophisticated Fintech and automation solutions, in collaboration with GETT, the official Airport approved taxi service, is set to introduce a cutting-edge system designed to ensure convenience, time saving and fairness to travelers hailing taxis at Israel’s primary international gateway.

For years, travelers arriving at Ben Gurion Airport have faced challenges with local taxi services, including safety concerns. Addressing these issues, OMNIQ’s innovative solution aims to provide a seamless and secure taxi ordering experience, leveraging advanced technology to protect and enhance the traveler’s journey.

Addressing the Challenge with Advanced Technology

OMNIQ’s to deploy its smart kiosks at strategic locations within Ben Gurion Airport. These kiosks, equipped with an intuitive and user-friendly interface, offer travelers a reliable and straightforward method to book and pay for taxi services directly upon arrival. This initiative is part of a broader effort to improve the overall safety and efficiency of airport taxi services, ensuring a positive first impression of Israel for tourists and citizens alike.

The Revolutionary Solution: Ensuring Safety and Fairness

The partnership between OMNIQ and GETT introduces a dual approach to taxi service booking: through the GETT smartphone app and the OMNIQ smart kiosks. This ensures that all travelers, regardless of their access to mobile devices, can enjoy a convenient and secure way to book their rides. The system’s features include:

● Prepaid Convenience: Utilizing OMNIQ’s Fintech solutions, travelers can prepay for their taxi rides, ensuring transparent and fixed pricing.

● Secure and Monitored: A unique code is provided for each booking, allowing passengers to identify their assigned taxi, enhancing security and peace of mind.

● Technological Excellence: OMNIQ’s smart kiosks offer real-time updates, multi-language support, and secure payment options, setting a new standard in customer service technology.

A New Benchmark in Airport Transportation

This innovative collaboration is not merely an upgrade to the existing taxi service but a transformation of airport transportation. By focusing on technology, safety, and customer satisfaction, the initiative aims to serve as a model for airports worldwide, establishing a new benchmark for convenience and reliability in airport taxi services.

Shai Lustgarten, CEO of OMNIQ, expressed enthusiasm about the project, stating, “We are excited to collaborate with GETT, an innovative transportation pioneer with a strong presence in Israel and the United Kingdom. We are deploying the first 30 Kiosks, with expectations to double the number in the near future. Our collaboration with GETT, to upgrade the taxi services at Ben Gurion Airport, highlights OMNIQ’s dedication to harnessing AI, advanced Fintech solutions and automation to enhance everyday experiences. By integrating advanced technologies and automation, this project represents a key achievement in our journey to innovate and deliver solutions that prioritize safety, streamline efficiency, and elevate the satisfaction of travelers across the globe. We are looking forward to joining GETT in other locations as well offering the system in larger markets”

As OMNIQ and GETT usher in a new era of airport taxi services, the future looks promising for travelers seeking a safe, fair, and convenient start to their journey in Israel.

About OMNIQ Corp.

OMNIQ Corp. excels in providing state-of-the-art computerized and machine vision image processing technologies, anchored in its proprietary and patented artificial intelligence innovations. The Company’s extensive range of services spans advanced data collection systems, real-time surveillance, and monitoring capabilities catered to various sectors, including supply chain management, homeland security, public safety, as well as traffic and parking management. These innovative solutions are strategically designed to secure and optimize the movement of individuals, assets, and information across essential infrastructures such as airports, warehouses, and national borders.

The Company serves a broad spectrum of clients, including government agencies and esteemed Fortune 500 corporations across several industries—manufacturing, retail, healthcare, distribution, transportation, logistics, food and beverage, and the oil, gas, and chemical sectors. By adopting OMNIQ Corp.’s advanced solutions, these organizations are better equipped to manage the intricacies of their domains, thereby enhancing their operational effectiveness.

OMNIQ Corp. has established a significant footprint in rapidly expanding markets. This includes the Global Safe City sector, predicted to reach $67.1 billion by 2028, the smart parking industry, expected to escalate to $16.4 billion by 2030, and the fast-casual restaurant market, projected to hit $209 billion by 2027. These engagements reflect the Company’s strategic alignment with industries that are witnessing a growing need for cutting-edge AI technology solutions.

For additional information, please visit www.OMNIQ.com.

Information about GETT please visit: https://www.gett.com/uk/

Information about forward-looking statements

This press release includes forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, specifically under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which address expected future events, economic performance, and financial outcomes, are not historical facts but predictions based on current expectations and projections.

Such forward-looking statements, identifiable by terms like “anticipate,” “expect,” “may,” “believe,” and similar expressions, should not be seen as guarantees of future results. They are based on the information available at the time of making and reflect management’s current expectations about future events. These statements are subject to various risks and uncertainties that could cause actual results to differ significantly from those projected or implied. Some of these risks include fluctuations in product demand, the introduction of new offerings, maintaining customer and strategic relationships, competitive pressures, market growth, financial liquidity, debt management, and the ability to integrate new acquisitions effectively.

Specific forward-looking statements in this release include expectations regarding financial strategies, revenue growth, and operational improvements. For a detailed discussion of risks and uncertainties that could affect OMNIQ Corp.’s future performance, please refer to our recent filings with the Securities and Exchange Commission at https://www.sec.gov. OMNIQ Corp. does not commit to updating these forward-looking statements unless required by law.

Contact Info:

IR@OMNIQ.com